Exhibit 99.1

PRESS RELEASE

EDUCATIONAL DEVELOPMENT CORPORATION ANNOUNCES

EXECUTED FOURTH AMENDMENT TO CREDIT AGREEMENT

On December 28, 2023, Educational Development Corporation announced, via press release, the executed the Fourth Amendment to its existing credit agreement with its bank.   The Amendment, effective December 1, 2023, increases the Revolving Loan commitment to $8.0 million and extends the maturity date to May 31, 2024.   The amendment also allows the Company to execute additional purchase orders, subject to lender approval, not to exceed $2.1 million between December 1, 2023 and March 31, 2024.

Other terms in the Amendment include the previously announced listing for sale of the Company’s headquarters and distribution warehouse located at 5400-5402 South 122nd East Avenue, Tulsa, Oklahoma 74146 (the “Hilti Complex”).  The Hilti Complex consists of multiple buildings totaling 402,255 square feet of rentable office and warehouse space on 34acres.    In addition, the amendment includes the requirement, should an offer on the Hilti Complex not be received by March 31, 2024, to list for sale the excess land adjacent to the Hilti Complex, consisting of approximately 17 acres.

The Company expects to enter into a sale leaseback arrangement with the building sale including a lease term of seven to fifteen years to maximize the sale price.   Proceeds from the sale are expected to pay the Company’s borrowings with its bank and provide liquidity for ongoing operations.

Per Craig White, President and Chief Executive Officer, “We are pleased with the execution of this amendment as it provides additional borrowing capacity on our line of credit with our bank as well as allows us to add new products to our current offering and order product replenishment. The period of the extension of the Revolving Loan through May 31st, 2024 is aligned with the expected timeframe for selling the Hilti Complex. This amendment reflects the banks continued support during this challenging period as we focus on sales growth and returning to profitability.”

Mr. White continued, “Amidst the challenges of today's economic landscape, we remain laser focused on our commitment to our retailers, our Brand Partners, our customers, our employees and our shareholders. As we continue to navigate these unprecedented times together, our dedication to delivering exceptional value remains unchanged. Our products have incredible value and we strive to ensure that they remain widely accessible even through these challenging economic times.”

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Investor Relations:

Three Part Advisors, LLC

Steven Hooser, (214) 872-2710